Filed Pursuant To Rule 433 Registration

No. 333-277837

December 4, 2025

Grayscale Bitcoin Mini Trust ETF BTC

*Low-fee based on gross expense ratio at 0.15%. Brokerage fees and other expenses may still apply

Grayscale Bitcoin Mini Trust ETF ("BTC" or the "Fund"), an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The Fund is subject to significant risk and heightened volatility. The Fund is not suitable for all investors and an investor may lose all their money. An investment in the Fund is not a direct investment in Bitcoin.

The Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

The Grayscale Bitcoin Mini Trust ETF (the "Fund") has a filed registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.